UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 8, 2011

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Due to the resignation of Director Tim T. Morris from the Board of Directors of First Security Group, Inc. (the “Company”) as noted below, the Company temporarily had only two members on its Audit/Corporate Governance Committee. Accordingly, on February 9, 2011, the Company notified Nasdaq that it was deficient in meeting the requirements of Nasdaq Marketplace Rule 5605 (the “Rule”), which requires that audit committees of listed companies consist of at least three members.  In accordance with the Rule, the Company would have been deemed noncompliant with Nasdaq listing standards if the Company were unable to cure the deficiency within 180 days.

On February 9, 2011, the Company’s Board of Directors appointed Director William Charles Hall to serve on the Company’s Audit/Corporate Governance Committee.  The Company, following consultation with Nasdaq, believes that this appointment cured the non-compliance event, and that no further action will be taken by Nasdaq.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 8, 2011, the Company received a letter of resignation from Director Tim T. Morris.  Mr. Morris indicated that he was not able to provide the time he believed necessary to continue to serve as a director of the Company.  Mr. Morris’s letter does not indicate any disagreements with First Security’s operations, policies or practices.  A copy of Mr. Morris’s resignation letter is attached as Exhibit 99.1.

The Board thanks Mr. Morris for his service to the Company.

No successor to Mr. Morris has been elected at this time, although the Company currently anticipates filling the vacancy on the Board of Directors caused by Mr. Morris’s resignation in the future.  The Company’s Compensation and Nominating Committee will be conducting a search for a nominee to fill this vacancy.

On February 9, 2011, the Board elected Director Ralph E. Mathews, Jr. to serve as lead independent director.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are being furnished with this Report:

Exhibit No.	Exhibit Description
99.1	Resignation Letter of Tim T. Morris, dated February 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: February 11, 2011
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer